Exhibit 5.1

May 17, 2012 Videotron Ltd. 612 St-Jacques Street Montréal, Québec H3C 4M8 Canada

Barristers & Solicitors /Patent & Trade-mark Agents

Norton Rose Canada LLP

Royal Bank Plaza, South Tower, Suite 3800

200 Bay Street, P.O. Box 84

Toronto, Ontario M5J 2Z4 CANADA

F: +1 416.216.3930

nortonrose.com

On January 1, 2012, Macleod Dixon joined

Norton Rose OR to create Norton Rose Canada

Our reference

01003937-0268

Ladies and Gentlemen:

Videotron Ltd. Offer to Exchange its 5% Senior Notes due July 15, 2022

In connection with the registration under the United States Securities Act of 1933, as amended (the Securities Act) of (a) US$800,000,000 principal amount of 5% Senior Notes due July 15, 2022 (the Exchange Notes) of Videotron Ltd. (the Company), a corporation under the laws of the Province of Québec, to be issued in exchange for the Company’s outstanding 5% Senior Notes due July 15, 2022, which were issued on March 14, 2012 (the Initial Notes), pursuant to an indenture dated as of March 14, 2012 (the Indenture), by and among the Company, as issuer, the subsidiaries of the Company listed on Schedule I hereto (collectively, the Guarantors) and Wells Fargo Bank, National Association, as trustee, and (b) the guarantees (the Guarantees) of each of the Guarantors endorsed upon the Exchange Notes, we as your counsel, have examined such corporate records, certificates and other documents, and such questions of law as we have considered necessary or appropriate for the purposes of the opinion expressed below. We have also relied as to certain factual matters on information obtained from officers of the Company and the Guarantors, public officials and other sources believed by us to be responsible.

Upon the basis of such examination, we advise you that, in our opinion, when the Company’s Registration Statement on Form F-4 relating to the Exchange Notes and the Guarantees (the Registration Statement) has become effective under the Securities Act, the terms of the Exchange Notes and the Guarantees and of their issuance have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company or the Guarantors, respectively, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company and the Guarantors, respectively, and the Exchange Notes and Guarantees have been duly executed, authenticated and delivered against the surrender and cancellation of the Initial Notes as set forth in the Registration Statement and in accordance with the terms of the Indenture, the Exchange Notes and the Guarantees will constitute valid and legally binding obligations of the Company and the Guarantors, respectively, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

The foregoing opinion is limited to the federal laws of the United States, the laws of the State of New York, the laws of the Province of Québec and the federal laws of Canada applicable therein, and the Delaware General Corporation Law, all as of the date hereof, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

Norton Rose Canada LLP is a limited liability partnership established in Canada. Norton Rose Canada LLP together with Norton Rose LLP, Norton Rose Australia, Norton Rose South Africa (incorporated as Deneys Reitz Inc) and their respective affiliates constitute Norton Rose Group, an international legal practice with offices worldwide, details of which, with certain regulatory information, are at nortonrose.com.

Videotron Ltd.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the headings, “Enforceability of Civil Liabilities”, “Description of the Notes – Enforceability of Judgments” and “Legal Matters” in the prospectus included in the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the United States Securities and Exchange Commission thereunder.

Yours truly,

/s/ Norton Rose Canada LLP

Videotron Ltd.

Schedule I

9227-2590 Québec Inc.

9253-2233 Québec Inc.

9253-2456 Québec Inc.

9253-1870 Québec Inc.

9253-1920 Québec Inc.

9230-7677 Québec Inc.

Videotron G.P.

Videotron L.P.

Le SuperClub Vidéotron ltée

Jobboom inc.

Vidéotron Infrastructures inc.

Videotron US Inc.